Exhibit 99.1

NEWS RELEASE

Contact:	Jason S. Kirsch, APR
Metro Bancorp Inc.
(717) 412-6200
jason.kirsch@mymetrobank.com

Frank A. Cavallaro, CFO
Republic First Bancorp Inc.
(215) 735-4422
fcavallaro@rfbkonline.com

FOR IMMEDIATE RELEASE

Metro Bancorp and Republic First Bancorp Extend
Merger Closing Deadline to March 31, 2010

HARRISBURG, Pa. (Dec. 22, 2009) — Metro Bancorp Inc. (NASDAQ: METR), formerly Pennsylvania Commerce Bancorp Inc., and Republic First Bancorp Inc. (NASDAQ: FRBK) today announced that a contractual deadline for the closing of the merger of Republic First Bancorp into Metro Bancorp has been extended to March 31, 2010.

The extension provides the companies additional time to obtain required regulatory approvals for the merger.  It also allows either company, with notice to the other, to further extend the closing deadline to June 30, 2010 if regulatory approvals are not obtained by March 1, 2010.

Shareholders of Republic First Bancorp and Metro Bancorp approved the merger on March 18, 2009 and March 19, 2009, respectively.

The combined organization, which will operate under the Metro Bank brand, will have total assets exceeding $3 billion, a network of 45 stores and has plans for aggressive growth in Southern New Jersey, Metro Philadelphia and Central Pennsylvania.

About Metro Bank

Metro Bank, subsidiary of Metro Bancorp Inc., is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Harrisburg, the bank’s services include seven-day banking, free checking, free instant-issue Visa debit card, free coin-counting machines, free online banking and 24/7 live customer service. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. Metro Bank is the new name for the former Commerce Bank/Harrisburg. For more information about Metro Bank, visit mymetrobank.com.

About Republic First Bank

Republic First Bank, subsidiary of Republic First Bancorp Inc., is a full-service, state-chartered commercial bank with assets of approximately $952 million at September 30, 2009. The bank provides diversified financial products through its 12 offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania; and Voorhees, New Jersey.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements about Metro Bancorp Inc. and Republic First Bancorp Inc. and the proposed transaction between the companies. There are several factors, including the failure of the parties to obtain regulatory approvals and others that are beyond the parties’ control, that could cause actual results to differ significantly from expectations described in the forward-looking statements. Forward-looking statements speak only as of the date they are made and the companies do not undertake any obligation to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to each company’s filings with the Securities and Exchange Commission (SEC) which are available on the SEC’s website at www.sec.gov.

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